                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  MAY 4, 2000



                               CISCO SYSTEMS, INC.
               (Exact name of registrant as specified in charter)



        CALIFORNIA                         0-18225                       77-0059951
(State or other jurisdiction             (Commission                   (IRS Employer
     of incorporation)                   File Number)                Identification No.)



170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA                           95134-1706
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code:  (408) 526-4000

ITEM 5.  OTHER EVENTS

        On May 5, 2000 Cisco Systems, Inc. ("Cisco") announced a definitive agreement to acquire ArrowPoint Communications, Inc. of Acton, Massachusetts ("ArrowPoint") pursuant to an Agreement and Plan of Merger and Reorganization dated as of May 4, 2000 (the "Merger Agreement"), by and among Cisco, Archer Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Cisco ("Merger Sub"), and ArrowPoint. Subject to the conditions set forth in the Merger Agreement (including approval by stockholders of ArrowPoint), Merger Sub will be merged with and into ArrowPoint (the "Merger"), with each share of ArrowPoint Common Stock being converted into the right to receive 2.1218 shares of Cisco Common Stock (the "Exchange Ratio"). The value of the transaction, based on the trading price of Cisco's Common Stock on the date of the Merger Agreement, is approximately $5,700,000,000.

        The consummation of the Merger is subject to various conditions precedent, including (i) approval of the Merger Agreement by the stockholders of ArrowPoint and (ii) expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        ArrowPoint has granted Cisco an option to acquire 6,974,047 shares of its common stock, at an exercise price of $135.00 per share, exercisable upon the occurrence of certain events. In addition, certain stockholders of ArrowPoint have agreed to vote in favor of the approval of the Merger Agreement.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a)    Exhibits.

Exhibit No.    Description
99.1           Press Release of Registrant, dated May 5, 2000, announcing the definitive agreement to acquire ArrowPoint.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CISCO SYSTEMS, INC.



Dated:  May 12, 2000                        By: /s/ Larry R. Carter
                                               ---------------------------------
                                               Larry R. Carter, Senior Vice
                                               President, Finance and
                                               Administration, Chief Financial
                                               Officer and Secretary

                                  EXHIBIT INDEX



Exhibit
Number                                Description of Document
------                                -----------------------
99.1              Press Release of Registrant, dated May 5, 2000, announcing the definitive agreement to acquire ArrowPoint.